UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 3, 2017

AYTU BIOSCIENCE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-53121	47-0883144
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

373 Inverness Parkway, Suite 206, Englewood, Colorado		80112
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 437-6580

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 3, 2017, we entered into a Merger Agreement with Nuelle, Inc. and its stockholders, pursuant to which Nuelle would become our wholly owned subsidiary (the “Merger”). The Merger closed on May 5, 2017.

In the Merger, (i) each share of Nuelle common stock and each option or warrant to purchase Nuelle stock was cancelled, and (ii) each share of Nuelle preferred stock was converted into the right to receive shares of our common stock. We issued to the Nuelle preferred stockholders an aggregate of 2,500,000 shares of our common stock.

In addition, Nuelle preferred stockholders will be entitled to revenue earn-out payments equal to a designated percentage of net sales on tiers of net sales up to $100,000,000, with an average rate for all tiers in the mid-single digit range and a maximum aggregate payout of $6.9 million.

Nuelle stockholders additionally will be entitled to milestone earn-out payments of up to a potential aggregate of $24 million, upon the attainment by us of designated net sales thresholds over any sequential four calendar quarter period.

The first $1.0 million of earn-out payments will be paid in shares of our common stock and all other earn-out payments will be comprised of 60% cash and 40% shares of our common stock. The stock portion of any earn-out will be calculated by dividing each Nuelle stockholder’s portion of the earn-out by the average closing price of our common stock for the 10 trading days prior to the earlier of the date we deliver notice to the Nuelle stockholders of the earn-out or any public disclosure by us of the earn-out being due and payable.

In the event that we do not make all of the required earn-out payments to the Nuelle stockholders before May 3, 2022, and we also close a divestiture before May 3, 2022 of any of the products acquired in the Merger, we will pay the Nuelle stockholders a combination of (i) cash in an amount equal to 10% of the value of all cash, securities and other property paid to us in the divestiture (cash is to be 60% of the total consideration), and (ii) shares of our common stock equal to the Nuelle stockholders’ portion of the divestiture payment divided by the average closing price of our common stock for the 10 trading days prior to the earlier of the closing date of the divestiture or the public disclosure of the divestiture (shares of common stock are to be 40% of the total consideration).

No officer or director of Nuelle will become an officer or director of Aytu as a result of the Merger.

In the Merger Agreement, we agreed to indemnify all past and present officers and directors of Nuelle to the fullest extent under applicable law for six years for acts or omissions that occurred prior to the Merger. We also agreed to indemnify each Nuelle stockholder and their respective affiliates for any fraud by us or a subsidiary of ours, any breach by us or a subsidiary of any covenant in the Merger Agreement, and any design, sale, manufacture or any other activities primarily associated with our products in development before the Merger. Each Nuelle stockholder agreed to indemnify us for any fraud by Nuelle or any of its stockholders, any breach by Nuelle of any covenant in the Merger Agreement, and any pre-Merger tax liability.

The foregoing summary of the material terms of the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement. The Merger Agreement will be filed as an exhibit to our Form 10-K for the year ending June 30, 2017. The press release announcing the Merger is filed herewith as Exhibit 99.1 and is incorporated by reference into this Current Report on Form 8-K.

We are in the process of preparing the financial statements required by Rules 8-04 and 8-05 of Regulation S-X as a result of the Merger, which we plan to file no later than July 19, 2017.

Item 3.02.	Unregistered Sales of Equity Securities

The information in Item 1.01 of this Current Report is incorporated herein by reference. The shares of common stock that we issued in the Merger were issued in a transaction exempt from registration under the Securities Act of 1933, as amended, in reliance upon Section 4(a)(2) of that Act and Regulation D promulgated under that Act.

Item 9.01.	Financial Statements and Exhibits

(d)       Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press release dated May 9, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2017	AYTU BIOSCIENCE, INC.

/s/ Gregory A. Gould
Name: Gregory A. Gould
Title: Chief Financial Officer